Exhibit 99.2

VIVUS, INC.

Moderator: Tim Morris

January 7, 2010

7:30 am CT

Operator:  Good day ladies and gentlemen and welcome to today’s Vivus, Incorporated Qnexa Phase II Sleep Apnea Results conference call. Today’s conference is being recorded.

At this time for opening remarks and introductions I would like to turn the conference over to Mr. Tim Morris. Mr. Morris, please go ahead.

Tim Morris:  Thank you operator. This is Tim Morris, Chief Financial Officer for VIVUS. Also on today’s call we have Chief Executive Officer, Mr. Leland Wilson, and Vice President of Clinical Development, Dr. Wesley Day.

Before we get started, I’d like to remind you that during the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events. We wish to caution you that such statements are just predictions and actual events or results may differ materially.  Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2008 and the periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could case actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, Chief Executive Officer of VIVUS.

Leland Wilson:  Good morning and thank you for joining us today for the presentation of the results of OB-204, a phase II study of Qnexa and obstructive sleep apnea. Before we get to the study results, I would like to provide some background on sleep apnea.

There are three types of sleep apnea:  obstructive, central and mixed. We will focus our discussion today on obstructive sleep apnea. By definition, obstructive sleep apnea is a sleep-related breathing disorder that involves a decrease or complete halt in air flow despite an ongoing effort to breathe.

Sleep apnea is more than just snoring. Sleep apnea is a serious chronic medical condition that increases a patient’s risk of stroke and death. Obesity is the major factor for the development of obstructive sleep apnea. Current estimates are that 18 million adults have sleep apnea, with up to 90% of the potential patients undiagnosed and untreated.

There are currently no pharmaceutical agents approved for the treatment of sleep apnea. Sleep apnea is a common co-morbidity in patients with serious chronic diseases. 72% of diabetics have sleep apnea, 77% of obese patients have sleep apnea, 80% of patients with untreatable high blood pressure have sleep apnea.  The list goes on but the message is clear. Whether it is cause or effect, sleep apnea is highly associated with serious chronic diseases.

Sleep apnea is typically diagnosed during an overnight stay at a sleep lab using polysomnography, which is a comprehensive recording of multiple physiological changes that occur during sleep.

The severity of sleep apnea is measured using the Apnea-Hypopnea Index, or AHI. The Apnea-Hypopnea Index measures the number of apnea and hypopnic events that occur per hour of sleep. Most people will have some events during the night and an Apnea-Hypopnea Index of 0 to 5 is considered normal. Patients with an Apnea-Hypopnea Index above 15 should see their doctor and seek treatment. Severe obstructive sleep apnea begins with an Apnea-Hypopnea Index of 30.

Current treatments for sleep apnea include weight loss, oral appliances or devices, surgery to open the airways, and continuous positive airway pressure machines, or CPAP.

While several drugs have been studied, none have been found to be adequately effective in treating sleep apnea and to date, there are no pharmacologic treatments approved for this disease.

CPAP machines are the current standard of care for patients with sleep apnea.  CPAP treatment is effective when used, but the machines and mask are cumbersome and difficult for patients to use, leading to an overall low level of compliance. The CPAP machines and the related consumables business is dominated by Phillips Respironics and ResMed.  Sales of CPAP machines and related materials exceeded $2 billion in 2008.

The idea for studying Qnexa in patients with sleep apnea came out of work done by Dr. Najarian and from preliminary work done by the VIVUS clinical team, specifically Dr. Charles Bowden.

We initiated OB-204 early last year at a single site in Louisville, Kentucky run by Dr. David Winslow, an expert in sleep and obesity. The study randomized 45 patients who were diagnosed with sleep apnea and had a baseline Apnea-Hypopnea Index equal to or greater than 15.

The diagnosis occurred during an overnight stay using polysomnography and Dr. Winslow’s sleep lab prior to the start of the study and then again at weeks 8 and 26 to measure the effects of treatment. Patients were randomized at full doses of Qnexa or placebo.  All patients also received lifestyle modification training, including diet and exercise. The primary endpoint of the study was a reduction in the Apnea-Hypopnea Index. Secondary endpoints included weight loss, blood oxygen saturation and changes in blood pressure.

The baseline demographics are shown on slide 9. Patients were 51 to 53 years old, weighed approximately 230 pounds and had a BMI of approximately 35. At baseline their Apnea-Hypopnea Index was 44 events per hour in the placebo arm and 46 for the Qnexa arm.  These patients on average have severe sleep apnea. Blood pressure was also elevated at roughly 138 over 90.

Now let’s turn to the results. Consistent with other studies, weight loss on Qnexa at 28 weeks was 10.2%. Placebo patients lost 4.3% and the difference between the active and placebo groups was statistically significant with a p-value of less than 0.001.

As shown on slide 11, Qnexa treatment for 28 weeks reduced the number of sleep apnea events by 69%, a reduction in the Apnea-Hypopnea Index from 46 to 14. Remember that an Apnea-Hypopnea Index greater than 30 is considered severe and a score less than 15 is considered mild.

In 28 weeks of treatment with Qnexa, patients were able to reduce their condition from severe to mild. Placebo patients had an Apnea-Hypopnea Index reduction of 17, from 44 to 27. Qnexa patients in the study also improved their mean overnight oxygen saturation to over 95%.  Oxygen saturation is a key indicator for obstructive sleep apnea patients. While the changes in the absolute values are small, the clinical significance of this increase is important. Also consistent with previous Qnexa studies, patients on Qnexa experienced a marked reduction in blood pressure, specifically a decrease in systolic blood pressure of 15 millimeters of mercury from a baseline of 138.

In conclusion, results from this phase 2 study are impressive. Patients treated with Qnexa reduced the number of Apnea-Hypopnea events from 46 per hour to 14 per hour. These patients lost 10.2% of their body weight, or 23.8 pounds, they significantly improved their oxygen saturation and significantly decreased their systolic blood pressure.

The most common side effects seen in the study were dry mouth, altered taste and sinus infection. Side effects were mild, manageable and transient. There were no serious adverse events reported on the Qnexa arm in this study.

We believe these phase 2 results suggest an important new indication for Qnexa.  We will discuss these results with the FDA and determine the regulatory path to approval for this indication. In the mean time, we have submitted the study results from OB-204 for presentation at an upcoming scientific meeting.

Thank you for joining us today and now we’ll open the call for questions.

Operator:  And ladies and gentlemen, today’s question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit 1 on your touchtone telephone.  If you’re using a speakerphone, please make sure that your mute function has been deactivated so your signal may reach our equipment. Again, that is star 1 for questions.

We will take our first question from Mona Ashiya of JP Morgan.

Mona Ashiya:  Good morning. I’m filling in here for Corey. Thanks for hosting the call. I had a few questions, one actually on the efficacy. I was wondering if Dr. Winslow would care to comment on how these data compare with improvements seen with the CPAP device.  And then also relating to the efficacy, if you could speak about the time course of improvement and if there’s any reason to believe that with longer treatment durations that you’d see greater improvement.

Leland Wilson:  Okay. Dr. Winslow will be joining us at the JP Morgan conference and will be available for questions at that time. Today we have with us Dr. Charles Bowden, who is the investigator from our side of the equation, here as well as Dr. Wesley Day, whom you know is head of clinical.  But let me take a first shot and then I’ll ask them to comment as well.

The comparison of efficacy of this product to CPAP, and of course now it’s preliminary, but I would say that CPAP is highly effective when used appropriately.

The challenge as I said earlier is, of course, what we term efficacy in use, and that is what actually — how much reduction do they get in their Apnea-Hypopnea Index if they use it on a regular basis.  And what we have seen and kind of correlated with your second question there is the time course of activity here.  We have seen a continuing improvement in the Apnea-Hypopnea Index as these patients continue to lose weight. And so you see it at six months they are continuing to lose weight and their Apnea-Hypopnea Index is continuing to improve.

So although it is at 14 at the six-month level, many of these patients were actually able to resolve their Apnea-Hypopnea issues completely, and we believe the trend towards more patients improving their Apnea-Hypopnea Index will increase as we go on towards a longer term study. So with that I’ll ask Dr. Bowden to comment as well.

Charles Bowden:  Yeah. I would echo those remarks in terms of the improvement of the Apnea-Hypopnea Index over time. The main problem with CPAP is that many patients are reluctant or resistant to its use, and most people in the field would agree that compliance is less than optimal. Used 100% of the time it’s effective, but its compliance is limited. In terms of the time course of effect, we saw an effect earlier than we expected. We did an interim analysis at eight weeks and saw a pretty dramatic effect in terms of improvement in AHI at the eight-week interim analysis.

In terms of continued effect beyond six months, we can only speculate, but we believe that AHI would continue to trend downward over time.

Leland Wilson:  Okay? Thanks Mona.

Mona Ashiya:  Okay. That’s very helpful. One follow up - I was just wondering if you could comment on how tight the correlation in improvement is with weight loss, because the press release also says that mechanisms other than weight loss may be contributing to the beneficial effect of Qnexa in this setting.  So if you could speak about that, and also potential — what these other mechanisms might be and the timing of the other studies to elucidate these mechanisms.

Leland Wilson:  Sure. Well, we do have many reasons to believe there are other mechanisms other than just weight loss that are coming into play here. And before we really speculate on what those are, we would like to complete further studies, which are planned to elucidate these mechanisms and then hopefully present these at a scientific session.  But the basis for our conclusion is that we do have very rapid improvement in the Apnea-Hypopnea Index, as Dr. Bowden has said, and there are other reasons as well. So look forward for us to present additional mechanisms other than just weight loss for this product.

Mona Ashiya:  Okay. And then one final question - wondering how this data changes your approach to partnering Qnexa, if at all?

Leland Wilson:  No it doesn’t change it at all. It’s yet again another important potential indication for Qnexa. This follows along in the long list of things that obesity is related with.  We have previously presented data on diabetes. This is another study on sleep apnea, obviously. We have additional data that we’re going to be presenting on other obesity-related diseases in the future.

Mona Ashiya:  Thanks for taking my questions.

Leland Wilson:  You bet.

Operator:  And our next question comes from Mike King of Merriman.

Mike King:  Good morning. Thanks for taking my questions. Can I just ask in terms of the disclosure items, what were patients told when they came on to the study?  Were they told that they were being treated with a drug that will treat their sleep apnea? Were they told that it would treat their weight? Were they told all of those things and more? I’m just trying to get a sense of what that case report form might have looked like.

Leland Wilson:  Dr. Bowden.

Charles Bowden:  They were told that they would be asked to participate in a clinical trial first of all of an investigational agent for sleep apnea.

Mike King:  Agent for sleep apnea. Okay. So was there a disclosure that this investigational agent causes weight loss and were they aware that they might have been able to lose weight as well as treat their sleep apnea?

Charles Bowden:  Yes, that was part of the disclosure. They were told that it was an agent, which may help them lose weight as well as treat their sleep apnea.

Mike King:  It was. Okay. All right. So it was coincident with the treatment as opposed to sort of a happy accident I guess is where I’m trying to go with that. Okay. And then I’m just wondering why was it decided that the study would be done at a single center? I mean, the results are impressive but one always needs to be cautious in interpreting results that are generated at a single center and maybe just your thoughts behind why that took place.

Charles Bowden:  Well, first of all if you look at previous controlled, randomized trials of potential pharmacotherapy for sleep apnea, this is one of if not the largest trials of pharmacotherapy for sleep apnea that we’re aware of. And the most dramatic results that we’re aware of for a pharmacotherapy of sleep apnea. So although it was a single site, it was a large number of subjects for a sleep apnea trial and it was the first trial for sleep apnea. So we were pleasantly surprised with the results and expect to pursue those.

Leland Wilson:  Yeah. Mike, we have heard this song before somewhere along the line here. Clearly, we did a single center study with the Duke study on weight loss, and obviously those data were reproduced exactly in many studies that we have done now for Qnexa on obesity.  We expect this data to be reproduced as well. As Chuck said, this is a fairly large sleep apnea study, and so you’re monitoring many different aspects of sleep apnea continuously in these overnight sleep labs. So you have just tons of data points.  And so the statistics are extremely powerful when looked at in mass. So it’s a way of getting a lot of data that leads to powerful conclusions on a relatively small number of actual patients.

Mike King:  Okay. Fair enough. And then one more question and I’ll jump back in the queue. Can you — since I don’t cover the device world, what is the registration trial look like for a CPAP device, and what are you guys thinking about as far as what a potential registration-directed trial might look like in OSA?

Leland Wilson:  Well, the first thing I would say is that we’re going to meet with the FDA and the FDA will tell us what the trials are going to look like.

Mike King:  Okay.

Leland Wilson:  I would point out to everyone listening that obviously we have completed very large studies now with obesity and we have a very large safety database, which we are extremely proud of, for Qnexa. And so that safety database will be useful for other indications as we move forward, including sleep apnea. And so my hope is that it will be largely just efficacy trials and the statistics we were able to see in this study - I mean clearly you showed dramatic results with a fairly small trial, but let’s not get ahead of ourselves. Let’s wait until we hear from the FDA. We know that the FDA is very interested in sleep apnea and so we’ll just have to wait and see how they respond.

Mike King:  Well, I guess the question is, is it the medical ethics of when you know CPAP is efficacious, can you exclude that as - can you do a placebo controlled trial that doesn’t include CPAP as part of the regimen?

Charles Bowden:  Well, this trial did not include CPAP. Because of the ethical considerations that you allude to, we recruited patients for this trial who had not used or were unable or unwilling to tolerate CPAP in the previous three months.  And as we mentioned earlier, used 100% of the time, CPAP is very effective in treating the symptoms of sleep apnea, but the problem is that many patients do not want to or cannot tolerate CPAP. So we specifically targeted those patients that are sort of left out.

Leland Wilson:  Okay. Did that help Mike?

Mike King:  Yeah. I’ll follow up offline. Thanks.

Leland Wilson:  Okay. Thanks.

Operator:  And we’ll take our next question from Jason Butler of JMP Securities.

Jason Butler:  Hi. Good morning and thanks for taking questions. I was just wondering if you could help us put the blood pressure data into context more in terms of clinical relevance and give us a little background in terms of were patients already on blood pressure medications? How sick do you consider these patients at baseline?

Leland Wilson:  Dr. Day, please.

Wesley Day:  Hi Jason. This population in this study was probably on the upper end of the spectrum when it comes to illness. As we presented, the blood pressure was slightly elevated, but importantly I think this population overlapped well with the population that we ran in our phase 3 program. A lot of the baseline data in this population is very comparable to patients that we have studied previously. The results that we saw in systolic pressure in this population are very comparable to what would have been expected based on our experience in phase 3.

Leland Wilson:  And just to further draw a little conclusion from that, the blood pressure reductions are dramatic in all of our studies.

Jason Butler:  Okay. Great. Thanks. And then just one question on the weight loss - the placebo weight loss, at least the one in this trial was pretty much double what we have seen in any other trial including the Duke study.  Is there any reason or any explanation you guys have for why the placebo weight loss was higher?

Leland Wilson:  Well, Jason, this is Lee. You shouldn’t make too much of that. Even though this is a very large sleep apnea trial, this is a very small weight loss trial. There were 23 patients in the placebo arm and as you see the number of patients increase in additional studies as we go forward.

We expect a regression to the mean. That is it’ll go down to around 2% as more patients are studied. In this small study, just a few patients, they were very motivated and are able to move the needle as far as average weight loss.

Jason Butler:  Great. Thanks a lot.

Operator:  And we’ll take our next question from Terence Flynn of Lazard Capital.

Terence Flynn:  Hi. Thanks for taking the question. I was just wondering if you looked at what happened in these patients after you discontinued the drug after week 28, if they had a recurrence of these events.

Leland Wilson:  Dr. Bowden?

Charles Bowden:  Well, this was a 28-week trial and we didn’t collect data beyond 28 weeks. We would expect that the results would be consistent with our experience in previous obesity trials, and that is that once discontinued, people tend to regain some of their weight.

Wesley Day:  And just to further - for us to have done any evaluation would have required bringing them back to the sleep lab in terms of the sleep apnea index. So that wasn’t done so we really don’t have any ability to assess changes as far as sleep apnea goes following the end of the study.

Terence Flynn:  Okay and just a second question - I’m just wondering what the overall discontinuation rate was in each of the arms and the discontinuation rate due to AEs.

Leland Wilson:  Okay. We had two patients discontinue from the active treatment arm, one mild, one moderate. The moderate was a kidney stone, which we all relate to a weight loss issue. We had one discontinuation in the placebo group.

Terence Flynn:  Okay. Thanks a lot.

Operator:  We’ll take our next question from Elemer Piros of Rodman.

Elemer Piros:  Thank you very much. My questions were answered already.

Leland Wilson:  Okay. Thanks Elemer.

Operator:  And we will go next to Bart Classen of Summer Street Research Partners.

Bart Classen:  Great job, gentlemen. My question relates to how this new study fits in with your global picture of trying to get third party reimbursement for your product.  I mean, that seems to be a milestone that would take this product possibly into blockbuster status. Could you just refresh us sort of where, how, and is the mechanism of action part of that sort of agenda to differentiate this product from simply a cosmetic product to something related to real health?

Leland Wilson:  Okay Mark, a very big question and one that is very important to the success of VIVUS and Qnexa in general. Let me start by saying that we’re working very hard to secure reimbursement for Qnexa for weight loss at an early date.

Many of you know that I have been spending considerable amount of time on Capitol Hill trying to change the law, which states through Medicare and Medicaid that obesity products are not reimbursed. Clearly, we have had some very good early successes there in that we have support literally from everybody that we have talked to.  Whether or not that is able - those changes are able to be made in time for the launch is an open question at this point. However, I would say that it is highly likely that we will receive reimbursement for obesity within a reasonable time after we launch the product, in my estimation.

Second to that, your point around sleep apnea is very important to the overall picture that we’re painting here. Clearly, we did work with diabetes showing that this is one of the most effective, if not the most effective, product in reducing HbA1c as we have now done in reducing Apnea-Hypopnea Index.  These are two very serious diseases. While recognized diseases, obesity as you alluded to, has historically had a cosmetic element to it. It has - that picture is rapidly changing now in the United States where we now recognize obesity as probably the number one cause of increased healthcare cost and disease and mortality in this country.

So that’s changing but we’re living — so we are in the process of changing those things. Clearly, this data on CPAP will help with the reimbursement picture. And I would feel very strongly that we could get reimbursement very quickly for the CPAP indication.

Bart Classen:  Thank you so much.

Leland Wilson:  Okay.

Operator:  And we will take our next question from Bill Flattery of Deerfield.

Bill Flattery:  Hey guys, congratulations guys. I was interested has there been any attempt to quantify in previous studies the magnitude of improvement of HI associated with weight loss, and then with the other mechanisms that you’re beginning to explore, what the additional benefit could be extrapolated with Qnexa?  I’m trying to understand what is specifically weight loss related and what is beyond weight loss related. I know that’s very exploratory but could you help walk us through that?

Leland Wilson:  Well, we’re very interested as well. Let me start by saying that although I suspect that a significant number of patients in our phase 3 clinical studies for obesity had sleep apnea, the only way to really diagnose it is in an overnight sleep lab using polysomnography, and so that’s a very expensive technique and so it obviously wasn’t done in phase 3. So there was not a real effort to diagnose these patients in the phase 3 program. But second to that I would say that it’s Dr. Najarian’s opinion and in his patient population he has seen dramatic improvements in sleep apnea events in patients which were there primarily for weight loss. And so I’ll open it to both Chuck and Wes for additional comment, if any.

Wesley Day:  Well, I think the desire to separate and understand the relationship of weight loss to effects on blood pressure, to effects on glycemic endpoints, to effects on other important metabolic, cardiovascular endpoints is very interesting, very important.  We certainly would like to know, but from a clinical scientific experimental perspective, very difficult. We can form empirical hypotheses regarding the pharmacology that would support such mechanisms and we can test these to a certain degree and certainly we have some good ideas on sleep apnea that we’re going to be testing and sharing with you in the future.  But I would caution any projections on our ability to fully delineate what weight loss is doing versus what the pharmacology and weight loss independent effects are actually doing because it is a single person, and at the end of the day we have a single product that we’re looking at and that is the effect on weight loss.

So we’ll have a number of different experimental models that will pull these apart and we’ll share that data and I think it will be of interest. We have looked at this from a blood pressure perspective, we have looked at it from a diabetes perspective, and we’ll do the same here as well.  And I’m certainly optimistic and can certainly say that there is good pharmacology there to support a weight independent mechanism. Our ability to say what was weight and what was the pharmacology I’m not quite as certain about how quantitative we can be.

Bill Flattery:  Okay. We’ll look forward to additional appreciation of the biology. Thanks.

Leland Wilson:  Okay.

Operator:  And we will take a follow up question from Mike King of Merriman.

Mike King:  Thanks for taking the follow up. Can you say whether any of your cognitive batteries were applied to this trial? I’m thinking specifically about things about depression or confusion. I wonder if you could comment on that.

Leland Wilson:  Yes. We applied first of all the PHQ-9 to all the patients in this study and I can tell you that there were absolutely no indications of any positive scores as far as PHQ-9 is concerned, absolutely zero across the board, and we had no recognition of cognitive adverse events in the study. So again, this is a small study but it’s very consistent with our large phase 3 program.

Mike King:  Sure. I figured I had to ask. Thanks.

Leland Wilson:  Sure.

Operator:  We’ll take our next question from Tom Brakel of Federated Investors.

Tom Brakel:  Hi guys. Nice data. Just in the other study you had a little tingling I saw and it’s not mentioned here. Could you comment on that?

Charles Bowden:  This is Chuck Bowden. We were surprised that the incidents of paresthesia in this trial was significantly lower than in our previous experience in the other obesity trials but I wouldn’t make anything of that given the small number of subjects.

Tom Brakel:  Is there a different way of measuring or any other reason that you think could have caused that?

Charles Bowden:  No, just spontaneous recording of adverse events.

Tom Brakel:  Okay. And then do these patients actually feel better during the day because supposedly if you sleep better you should kind of feel less tired?

Charles Bowden:  We included some measures of quality of life in the study and we’re going to present those data later, but I would say in general that people felt better in the active group.

Tom Brakel:  All right. Thank you.

Operator:  And that does conclude today’s question and answer session. I will now turn the conference back to Leland Wilson for any additional and closing remarks.

Leland Wilson:  Okay. Well, thank you for the excellent questions. I think you’ll all agree that the results are very encouraging. We believe Qnexa has the potential to be the first pharmaceutical agent for the treatment of sleep apnea.

As a reminder, VIVUS will be presenting at the JP Morgan conference in San Francisco next Monday at 8:00 AM. I along with members of the VIVUS senior management team will be in attendance during the conference to meet with shareholders.  If you have any questions and would like to meet with us, I suggest that you contact Tim Morris and ask him to schedule a meeting. So we’ll be there with a fairly large number of VIVUS management for a local meeting and so we should have good access for most people.

Again, thank you very much. We’re extremely pleased with these results and we look forward to additional data going forward on sleep apnea. Thank you very much.

Operator:  And that does conclude today’s conference. We thank you for your participation.

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